Exhibit 10.40
AGREEMENT REGARDING LEASE
By this Agreement Regarding Lease (this “Agreement”), AIRPARK BILLORADO LLC, an Arizona limited liability company (“Lessor”), and QUEPASA CORPORATION, a Nevada corporation authorized to do business in the State of Arizona (“Lessee”), agree, effective as of March 1, 2008, with respect to that certain Commercial Lease, dated May 1, 2006, by and between Lessor and Lessee, as modified by First Amendment thereto, dated February 2, 2007 (collectively, “Lease”), as follows:
RECITALS
The parties have executed and delivered the Lease (as amended as stated above). Lessee has indicated to Lessor that Lessee wishes to terminate its future obligations under the Lease effective May 1, 2008 (“Turnover Date”), subject to Maximus, Inc., a Virginia corporation (“New Tenant”), executing and delivering a new form of lease (“New Lease”) in form and substance satisfactory to Lessor. So long as New Tenant executes the New Lease on or prior to March 14, 2008, and Lessee is not otherwise in default under the Lease, Lessor agrees to not pursue Lessee for or on account of any further duties or obligations under the Lease as of the Turnover Date.
AGREEMENTS
NOW, THEREFORE, in consideration of Lessor’s conditional agreement not to pursue Lessee for further breaches of the Lease under the conditions set forth herein, of the making of the Turnover Payment from Lessee to Lessor and for other good and valuable consideration, the receipt and sufficiency of all of which is acknowledged, the parties agree as follows:
1. The Recitals set forth above are incorporated by reference into the body of this Agreement as representations, warranties, covenants and agreements of the parties. Lessee acknowledges that Lessor is not in default under the Lease, or if there are any existing defaults by Lessor thereunder, they are hereby expressly waived and discharged. So long as Lessor releases Lessee from all future duties and obligations under the Lease and terminates the Lease, all effective as of the Turnover Date (it being understood that the termination of the Lease shall only affect future duties and obligations of Lessee under the Lease, and shall not affect any breaches by Lessee thereof or duties or obligations of Lessee thereunder accrued or accruing prior to the Turnover Date), Lessee releases Lessor from any future obligation or claim under or arising out of the Lease or the Premises or the office complex of which the Premises are a part, known or unknown, fixed or contingent, if any, accruing after the Turnover Date, as consideration for execution and delivery of this Agreement. If the Turnover Condition (as herein defined) is fulfilled, Lessee will be deemed to release Lessor from any future obligation under or any part of the Lease or the Premises or the office complex which the Premises are a part, all as accruing from and after the Turnover Date.
2. On or before March 14, 2008, but in any event contemporaneous with the execution and delivery of the New Lease, Lessee shall pay to Lessor, by wire transfer to an account, information for which will be provided by Lessor, the sum of Sixty Four Thousand, Two Hundred Sixty One Dollars ($64,261.00) (“Turnover Payment”). The Turnover Payment represents payment of a full amount of expenses, commissions, costs, etc., all as set forth on the signed “spreadsheet” attached hereto as Exhibit “A”, less the Security Deposit (herein so called) presently held by Lessor of Forty Four Thousand, Seven Hundred Three and 25/100 Dollars ($44,703.25).

So long as Lessee is not in default under the Lease or hereunder upon the Turnover Date, and Lessee has timely, as of April 15, 2008, vacated all of the Premises and left the same broom-clean and in good order, repairing all damage occasioned by Lessee’s final vacation of the Premises in accordance with the further terms hereof, Lessor shall accept the Turnover Payment in full satisfaction of Lessee’s future duties and monetary obligations under the Lease accruing or occurring on or after the Turnover Date. Lessor will not further pursue Lessee for any future breaches of the Lease which may occur from and after the Turnover Date and the Lease will be terminated, subject to any existing obligations or liabilities of Lessee thereunder. Lessor may deal freely in the Premises after the Turnover Date, including, without limitation, executing and delivering and performing the New Lease with the New Tenant, it being understood that Lessor may execute and deliver the New Lease prior to the Turnover Date as contemplated hereby. It shall not be necessary for Lessee to execute any further leases or modifications of leases with regard to the Premises. From and after the Turnover Date and if the Turnover Condition is fulfilled, Lessor may also retain the Security Deposit free and clear of the claims of Lessee.
If Lessor is divested of all or any portion of the Turnover Payment or the Security Deposit due to Lessee’s subsequent bankruptcy or other similar formal proceeding, or if, in any such proceeding, any challenge is raised to the same, then Lessor’s covenants not to further pursue Lessee hereunder shall be null, void and of no force or effect and Lessor may seek to fully enforce the Lease against Lessee, to the fullest extent permitted by law.
3. Lessee shall continue, between the date hereof and the Turnover Date, to pay all rent and other charges due under the Lease for the entire Premises (as defined in the Lease), including, without limitation, stated rental and so-called “CAM charges” or expense charges accruing hereafter. So long as the Turnover Condition is fulfilled and Lessor thereupon is deemed to terminate the Lease as to future breaches of Lessee, it shall not be necessary for Lessor to provide to Lessee any further reconciliations of any Premises-related expenses, including, without limitation, the Security Deposit.
4. Effective as of March 1, 2008, Lessor and/or its designees may occupy the portion of the Premises cross-hatched on Exhibit “B” hereto (“Work Space”). Except for the area of the Work Space that contains Lessee’s computer server and associated computer, telephone and internet equipment (“Remaining Property”) also noted on Exhibit “B”, Lessee acknowledges that Lessee will remove its personnel, personal property, fixtures and operations from the Work Space to the balance of the Premises (“Reduced Premises”). Lessor acknowledges that Remaining Property cannot be temporarily relocated due to excessive cost and work. Lessee will remove the Remaining Property from the Work Space no later than April 1, 2008, Lessee acknowledging that Lessee will arrange removal of the Remaining Property in a manner so as not to interrupt or adversely affect the New Tenant Work (defined immediately below). Lessee represents to Lessor that Lessee has secured the Remaining Property from any potential damage or disruption which may be caused or occasioned by the conduct of the New Tenant Work in the portion of the Work Space in and about the area where the Remaining Property is currently located.

Lessee acknowledges that significant tenant improvement work will be undertaken within the Work Space, and has so secured the Remaining Property against any damage or disruption related thereto. Neither Lessor nor its contractors nor others performing any portion of the New Tenant Work nor New Tenant shall be liable or responsible for any damage to the Remaining Property, or any issues relating to damage or interruption of services related thereto, Lessee assuming absolutely all risk related to the Remaining Property, physical damage thereto, and/or any other damage or item arising out of the Remaining Property remaining in the Work Space until April 1, 2008. Lessee acknowledges that if service interruptions occur because of changes to the Remaining Property or otherwise arising out of the work activity described below, Lessee will make no claim against any party respecting same. Lessee will be due no other credit or other dispensation therefor, including any reduction in rent, Lessee acknowledging that Lessee will be responsible to pay rent and other charges related to the Work Space and the Reduced Premises until the Turnover Date.
Lessor may, as of March 1, 2008, undertake tenant improvement/preparation activities (collectively, “New Tenant Work”) in connection with the New Lease in the Work Space. Lessee acknowledges that Lessor will be undertaking such New Tenant Work, and will not make a claim against Lessor for noise; dust; interruptions in utility or other services to or benefitting the Premises; movement of equipment and/or personnel in and out of the Work Space, etc., arising out of such New Tenant Work. Lessee will reasonably cooperate with Lessor and/or its contractors in endeavoring to complete such New Tenant Work. Lessee acknowledges that preparing the Premises for New Tenant under the New Lease prior to the Turnover Date is of paramount importance to Lessor, and that Lessor would not have executed and delivered this Agreement were it not for Lessee’s contraction of its operations from, and permission of Lessor to enter, the Work Space early to so prepare.
5. On or before April 15, 2008, Lessee shall also vacate the Reduced Premises and shall reasonably cooperate with the New Tenant in turning the Reduced Premises over to the New Tenant in a timely manner on or before April 15, 2008. Lessee turning over the Work Area to Lessor upon execution of this Agreement and removing the Remaining Property from the Work Space in a timely manner as stated above, and in each case broom-clean and with all damage repaired, Lessee’s timely payment to Lessor of the Turnover Payment as stated herein and New Tenant executing the New Lease for the Premises, is herein collectively called the “Turnover Condition”.
6. This Agreement is subject to a fully executed lease with Maximus, Inc.
7. This Agreement may be executed in any number of counterparts and by facsimile or so-called “PDF” signature.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first above-written.

AIRPARK BILLORADO LLC, an Arizona limited liability company
/s/ Cheryl Miller
Cheryl Miller, Manager

QUEPASA CORPORATION, a Nevada corporation authorized to do business in the State of Arizona
By:	/s/ Michael Matte
Its: Chief Financial Officer

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